EXHIBIT 99.1

Temecula Valley Bank Appoints William H. McGaughey as Chief Operating
                                Officer

    TEMECULA, Calif.--(BUSINESS WIRE)--Nov. 12, 2004--Temecula Valley Bancorp Inc. (OTCBB:TMCV) announced today that William H. McGaughey will join its principal bank subsidiary, Temecula Valley Bank, as Executive Vice President, Chief Operating Officer. With over twenty-one years in banking, McGaughey brings a strong and diverse background with proven operating and leadership skills to the Bank. McGaughey's responsibilities will include management of bankwide operations as well as oversight of the SBA area.
    "The addition of Bill McGaughey as EVP, Chief Operating Officer enhances our ability to grow and diversify on a safe and well managed path," said Stephen H. Wacknitz, President and CEO.
    Prior to joining the Bank, McGaughey was with Bank of the West for about 14 years, most recently as Senior Vice President, Secondary Market Manager for Bank. McGaughey currently serves as a Board member of the National Association of Government Guaranteed Lenders (NAGGL) and as Chair of NAGGL's Secondary Market Committee.
    Mr. McGaughey will take Luther J. Mohr's place as Chief Operating Officer. Mr. Mohr will continue at the Bank in an advisory capacity until April 2005 when be plans to retire. Mr. Mohr will continue as a Board member of Temecula Valley Bancorp and Temecula Valley Bank.
    Temecula Valley Bank was established in 1996 and operates full-service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, CA; Fresno, CA; Chico, CA; Anaheim Hills, CA; Bellevue, WA; Gurnee, IL; Westlake, OH; Ocean City, NJ; Tampa/St. Petersburg, FL; Coral Springs, FL; Jacksonville, FL; and Atlanta, GA.
    Temecula Valley Bancorp's common stock is quoted in the over the counter market and trades under the symbol TMCV. The Bank's website is at www.temvalbank.com.

    Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the bank's Securities and Exchange Commission filings.

    CONTACT: Temecula Valley Bancorp Inc.
             Stephen H. Wacknitz, 951-694-9940